SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 28, 2017

NEW GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

WYOMING	333-179669	45-4349842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 East 17th Street, Suite 4217, Cheyenne, WY	82001
(Address of principal executive offices)	(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE

(307) 633-9192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

New Global Energy, Inc. (the “Company”) through its subsidiary Aqua Farming Tech, Inc. (“AFT”) entered into a Promissory Note Secured by a Deed of Trust (“Loan Facility”) by and among the Company, AFT and other persons party thereto from time to time as guarantors with California Real Estate Opportunity Fund LP, as lender (“Lender”). The Loan Facility, first dated August 28, 2017 provides for the loan of US$2,400,000.00 to be used to pay off the existing Deed of Trust with First General Bank, certain other obligations recorded against the property , for capital improvements and for working and expansion capital for the Company’s aquaculture and agriculture operations.

The Loan is payable with interest on the unpaid principal balance at the annual rate of 13.000%. Interest is payable monthly with the remaining balance of principal and interest due March 1, 2019. The Loan Facility is in the name of AFT with the Company and two individuals as guarantors.

The Loan Facility contains representations and warranties and affirmative and negative covenants that are usual and customary. Obligations under the Loan Facility may be accelerated upon certain customary events of default subject to grace periods, including non payment of principal, interest or fees; breach of affirmative or negative covenants.

The foregoing description of the Loan Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, copies of which are filed as exhibits hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference

Item 9.01 Financial Statement and Exhibits

Exhibit 10.1	Promissory Note Secured by Deed of Trust

Exhibit 10.2	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing

Exhibit 10.3	Continuing Guaranty

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Global Energy, Inc.

Date: September 6, 2017	By:	/s/ Perry Douglas West
Perry Douglas West
CEO

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